May 24, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS APRIL 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for April 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“While advisor retention and recruiting remained strong across our multiple affiliation options, client assets decreased compared to the preceding month primarily driven by declines in the equity markets,” said Chair and CEO Paul Reilly. “Investment banking pipelines are healthy, but M&A and underwriting activity has slowed significantly across the industry due to geopolitical and macroeconomic uncertainties.”

Selected Key Metrics

	As of			% change from
$ in billions	April 30, 2022	April 30, 2021	March 31, 2022	April 30, 2021	March 31, 2022
Client assets under administration	$1,183.9	$1,128.7	$1,256.1	5%	(6)%
Private Client Group assets under administration	$1,126.0	$1,068.4	$1,198.3	5%	(6)%
Private Client Group assets in fee-based accounts	$638.3	$591.5	$678.0	8%	(6)%
Financial assets under management	$181.9	$185.3	$193.7	(2)%	(6)%

Raymond James Bank loans, net	$28.5	$23.1	$27.9	23%	2%

Clients’ domestic cash sweep balances	$73.9	$61.7	$76.5	20%	(3)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.18 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.